Exhibit 2.1

AMENDMENT TO
AGREEMENT AND PLAN OF MERGER

AMENDMENT, dated as of August 23, 2011 (this “Amendment”), to the Merger Agreement (as defined below) by and among Dawson Geophysical Company, a Texas corporation (“Parent”), 6446 Acquisition Corp., a Texas corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub”), and TGC Industries, Inc., a Texas corporation (the “Company”).

RECITALS

A.            Merger Agreement. Parent, Merger Sub and the Company have entered into an Agreement and Plan of Merger dated as of March 20, 2011 (the “Merger Agreement”).  Capitalized terms used in this Amendment without definition shall have the meanings assigned thereto in the Merger Agreement.

B.            Best Efforts.  The Parent, the Parent Board, Merger Sub, the Company and the Company Board agree that they have each used their reasonable best efforts to have the Form S-4 declared effective by the SEC as promptly as practicable and to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law or otherwise to consummate and make effective the transactions contemplated by the Merger Agreement.

C.            Form S-4 Not Yet Effective.  Despite the reasonable best efforts of each of the parties to the Merger Agreement, the Parent Board and the Company Board, factors outside the control of any of the parties to the Merger Agreement, the Parent Board or the Company Board have caused the Form S-4 not to be declared effective by the SEC as of the date of this Amendment.

D.            No Litigation.  Each of the parties to the Merger Agreement, the Parent Board and the Company Board agree not to initiate any litigation and agree to waive and release any claims against each other with respect to the delay in having the Form S-4 declared effective by the SEC or any other delays that have occurred through the date of this Amendment in consummating or attempting to consummate the transactions contemplated by the Merger Agreement.

E.             Amendment.  The parties to this Amendment desire to amend certain provisions of the Merger Agreement as provided in this Amendment.

NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements contained herein and in the Merger Agreement, the benefits to be derived by each party hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.

AMENDMENTS

Section 1.1  Amendment to Section 7.4(c).  Section 7.4(c) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

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“Each of Parent and the Company shall initiate the mailing of the Proxy Statement/Prospectus to its shareholders as promptly as reasonably practicable, and in any event within three business days, after the Form S-4 is declared effective under the Securities Act.”

Section 1.2  Amendment to Section 7.4(e).  The first sentence of Section 7.4(e) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“The Company, acting through the Company Board, shall, in accordance with Applicable Law and the Company Articles of Incorporation or Company Bylaws, duly call, give notice of, convene and hold an annual or special meeting of its shareholders (the ‘Company Shareholders Meeting’) for the purpose of obtaining the Company Shareholder Approval, which Company Shareholders Meeting shall be called, convened and held on the 21st business day after the date that the mailing of the Proxy Statement/Prospectus is initiated to the Company’s shareholders; provided, however, if the 21st business day after the date that the mailing of the Proxy Statement/Prospectus is required to be initiated to the Company’s shareholders pursuant to Section 7.4(c) would be after October 28, 2011, then there shall not be a Company Shareholders Meeting, the Proxy Statement/Prospectus shall not be mailed to the Company’s shareholders and the Merger Agreement may be terminated by the Company pursuant to Section 9.3(e).”

Section 1.3  Amendment to Section 7.4(f).  The first sentence of Section 7.4(f) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“Parent, acting through the Parent Board, shall, in accordance with Applicable Law and Parent’s articles of incorporation and bylaws, duly call, give notice of, convene and hold an annual or special meeting of its shareholders (the ‘Parent Shareholders Meeting’) for the purpose of obtaining the Parent Shareholder Approval, which Parent Shareholders Meeting shall be called, convened and held on the 21st business day after the date that the mailing of the Proxy Statement/Prospectus is initiated to Parent’s shareholders; provided, however, if the 21st business day after the date that the mailing of the Proxy Statement/Prospectus is required to be initiated to the Parent shareholders pursuant to Section 7.4(c) would be after October 28, 2011, then there shall not be a Parent Shareholders Meeting, the Proxy Statement/Prospectus shall not be mailed to Parent’s shareholders and the Merger Agreement may be terminated by Parent pursuant to Section 9.4(e).”

Section 1.4  Amendment to Section 9.2(a).  Section 9.2(a) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“if the Company Shareholders Meeting and the Parent Shareholders Meeting both are held pursuant to Sections 7.4(e) and 7.4(f) and the Merger shall not have been consummated by the business day immediately following the later of the date of the Company Shareholders Meeting and the Parent Shareholders Meeting (such date, the ‘Termination Date’); provided, however, that if by the Termination Date, any of the conditions set forth in Section 8.1(b) or Section 8.1(c) shall not have been satisfied but all other conditions shall be satisfied or shall be capable of being satisfied, then the Termination Date may be extended from time to time by either Parent or the Company, in its discretion, by written notice to the other to a date not later than October 31, 2011 (in which case any references to the Termination Date herein shall mean the Termination Date as extended); provided, further, that the right to extend or terminate this Agreement pursuant to this clause (a) shall not be available to any party whose failure to perform or observe in any material respect any of its obligations under this Agreement in any manner shall have been the cause of, or resulted in, the failure of the Merger to occur on or before the Termination Date;”

Section 1.5  New Section 9.3(e).  A new Section 9.3(e) is hereby added to the Merger Agreement to read as follows:

(e)           if the 21st business day after the date that the mailing of the Proxy Statement/Prospectus is required to be initiated to the Company’s shareholders pursuant to Section 7.4(c) would be after October 28, 2011, then on or after September 29, 2011, the Company may terminate the Merger Agreement if the reason for the Company Shareholders Meeting not being held on or prior to October 28, 2011 is not due to the failure of the Company to perform or observe in any material respect any of its obligations under this Agreement, and the Company shall not owe any fee pursuant to Section 9.5(a) or 9.5(c) as a result of such termination.

Section 1.6  New Section 9.4(e).  A new Section 9.4(e) is hereby added to the Merger Agreement to read as follows:

(e)           if the 21st business day after the date that the mailing of the Proxy Statement/Prospectus is required to be initiated to Parent’s shareholders pursuant to Section 7.4(c) would be after October 28, 2011, then on or after September 29, 2011, Parent may terminate the Merger Agreement if the reason for the Parent Shareholders Meeting not being held on or prior to October 28, 2011 is not due to the failure of Parent to perform or observe in any material respect any of its obligations under this Agreement, and Parent shall not owe any fee pursuant to Section 9.5(b) or 9.5(d) as a result of such termination.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES

Section 2.1  Representations and Warranties of the Company.

(a)           The Company has all requisite corporate power and authority to execute and deliver this Amendment and all other agreements and documents contemplated hereby and to consummate the transactions contemplated hereby and thereby.

(b)           The Company’s execution and delivery of this Amendment and the consummation by the Company of the transactions contemplated by this Amendment have been duly authorized by all requisite corporate action on the part of the Company.

(c)           This Amendment has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by each of Parent and Merger Sub, constitutes the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

Section 2.2  Representations and Warranties of Parent and Merger Sub.

(a)           Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Amendment and all other agreements and documents contemplated hereby and to consummate the transactions contemplated hereby and thereby.

(b)           Parent’s and Merger Sub’s execution of this Amendment and the consummation by each of Parent and Merger Sub of the transactions contemplated by this Amendment have been duly authorized by all requisite corporate action on the part of Parent.

(c)           This Amendment has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof by the Company, constitutes the valid and legally binding obligation of Parent and Merger Sub, enforceable against Parent or Merger Sub, as applicable, in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

ARTICLE III.

GENERAL PROVISIONS

Section 3.1  Effect of Amendment.  Except as expressly set forth herein, including, but not limited to, the Recitals of this Amendment: (a) the Merger Agreement shall remain in full force and effect and is hereby ratified and confirmed; and (b) this Amendment shall not by implication or otherwise limit, impair, constitute a waiver or amendment of, or otherwise affect the rights and remedies of the parties hereto under the Merger Agreement.  After the date hereof, any reference to “this Agreement”, “hereof”, “herein”, “hereunder” and words or expressions of similar import contained in the Merger Agreement shall be deemed a reference to the Merger Agreement as amended hereby.

Section 3.2  Miscellaneous Items.  The provisions of Sections 10.2, 10.3, 10.6, 10.7 and 10.9 through 10.13 of the Merger Agreement shall apply to this Amendment as if set forth herein.

[signature page follows]

The parties have caused this Amendment to be signed by their respective officers thereunto duly authorized as of the date first written above.

DAWSON GEOPHYSICAL COMPANY

By:	/s/ Stephen C. Jumper
Name:	Stephen C. Jumper
Title:	President and Chief Executive Officer

6446 ACQUISITION CORP.

By:	/s/ Stephen C. Jumper
Name:	Stephen C. Jumper
Title:	President

TGC INDUSTRIES, INC.

By:	/s/ Wayne A. Whitener
Name:	Wayne A. Whitener
Title:	President and Chief Executive Officer

[signature page to Amendment to Agreement and Plan of Merger]